Exhibit 99.1

NEWS RELEASE for October 21, 2004
Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962
         michaelm@allencaron.com            e.friedman@chemintl.com
         Brian Kennedy (media)
         brian@allencaron.com

                INTEGRATED BIOPHARMA, INC TO DEVELOP FLU VACCINE
                        USING ITS PROPRIETARY TECHNOLOGY

HILLSIDE, NJ (October 21, 2004) ... Integrated BioPharma, Inc (AMEX:INB), today announced that INB:Biotechnologies Inc (formerly NuCycle Therapy Inc), INB's wholly owned biotech subsidiary, has entered into an agreement with Fraunhofer USA, to develop a flu vaccine using transient expression vectors based on plant viruses. This technique involves living plants as the production system for the vaccine. INB Biotechnologies will be using the same technology for the flu vaccine that is being developed for the oral anthrax vaccine in its previously announced Cooperative Research and Development Agreement signed with the United States Navy last month.

     "This agreement enables the Company to build on its platform of vaccine related technologies to radically improve the manner in which vaccines are manufactured and delivered," said Integrated BioPharma Chairman and CEO E.Gerald Kay.

     A plant-based production system could result in major improvements compared with the current animal based methods. INB Biotechnologies' unique plant technology may offer vaccines that are produced more quickly, less expensively, and with higher purity then current production methods. A faster development time is especially important if there is a need to adapt a vaccine due to the presence of a new flu strain. Besides the time and cost effectiveness possibilities, a higher purity means that there would be fewer if any side effects to those receiving the vaccines compared with vaccines presently being used.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, INB:Biotechnologies Inc is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology.

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     INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc, develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.